Exhibit 4.3

MADAI'IM 1

Contract of Lease

Prepared and signed in Tel Aviv on __ in the month of December 2008

- BETWEEN -

1.	Rorberg Developers and Investors (1963) Ltd.

Private Registered Company Number 51 - 041126 - 7

2.	Tazor Development Ltd.

Private Registered Company Number 51 - 196 01 -1

Whose address for the purpose of this Contract with

Rorberg Developers and Investors (1963) Ltd

Of 9, Bonei Hair Street, Tel Aviv 69373

(Hereinafter: “The developer” )

- AND BETWEEN -

Rosetta Genomics Ltd.

Private Registered Company 5 1-292138-8

Of 10, Flaut Street, Rabin Park, Rehovot.

(Hereinafter: “The Lessee”)

Sections of this contract and its appendices

Chapter A: Preamble and main points of the transaction
Preamble

1.	The preamble, the headers and the appendices as per the law
2.	Main principles of the transaction and declarations of the parties
3.	Reservation of developer’s rights in respect of the project

Chapter B: Objectives of the lease; Lease period; Adaptation of the property and delivery to the Lessee

4.	Objectives of the lease
5.	Responsibility for licenses and permits
6.	Lease period
7.	Adaptation of the property for the lease purposes and additional works on the property
8.	Cancelled
9.	Cancelled

Chapter C: Rent and additional payments

10.	Rent
11.	Taxes, levies, expenses and various payments

Chapter D: Maintenance, insurance and management

12.	Maintenance of the property and repair of defects
13.	Liability and insurance
14.	Management contract

Chapter E: Breaches and securities

15.	Breaches and remedies
16.	Guarantees

Chapter F: General conditions

17.	Transfer of rights
18.	No waiver of rights
19.	Comprehensiveness of the contract and its validity
20.	Attorneys
21.	Jurisdiction and conflict of laws
22.	Notices

The appendices

Appendix A - Layout of the unit
Appendix B - Details of the parking space
Appendix C - Insurance appendix
Appendix D - Management contract

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

Chapter A: Preamble and main points of the transaction

Preamble

 Whereas the developer declares that:

A.	He is exclusively entitled to be registered as the owner of the rights to the property, as defined below, located in the building known as the “Madai’im 1” building (Hereinafter – The structure of The project) that he initiated and was constructed in the plot in an area of 5,948 m2, known as plot 1009 in accordance with Town Building Plan RH/2005/A (Hereinafter: "The City building plan ") located in Rehovot in the area of the Yitzhak Rabin T.M.R Park (Hereinafter: "The Land").

A1.	The permitted uses of the Land in accordance with the City Building Plan are, inter alia, for office buildings and high tech industrial installations or for industrial research and development and/or for medical and/or biotechnical and/or agricultural, and all as specified in the Town Building Plan documents.

B.	On the 3rd floor (Level +12.95), the unit which is delineated with a red line in the plans attached as Appendix A of the Contract (hereinafter: "The Unit")

C.	The Unit area for the purpose of this Contract is 1,050 m2. The area of the unit for this purpose if the net area of the unit when multiplied by a factor of 1.2 for the common areas. The net area of the unit is the carpet area including areas below the pillars and walls included in the unit, including outer walls surrounding the unit; Notwithstanding the aforementioned, not brought into account except for half the areas under the dividing separators between the unit and the adjacent units.

D.	In the courtyard of the structure a parking lot for vehicles has been established which includes, inter alia, the parking spots described in Appendix B to this contract (Hereinafter: Parking spaces).

The unit, the relative part of the common property adjacent to it and the parking spaces shall be hereinafter named, inclusively – The property.

And Whereas:

E.	The Lessee hold the property as a renter, and that is – by virtue of previous lease contracts that were signed between the parties (Hereinafter: The previous contracts) whose lease period by their virtue ends on 31.12.2008;

F.	The Lessee wishes to continue leasing the property from the developer and the developer’s wish to continue leasing to the Lessee, at an unprotected lease, all – under the conditions and considerations described in this contract;

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

G.	And the parties have reached an agreement on the terms of engagement, all as described below in this contract;.

Therefore it is declared agreed and stipulated between the parties as follows:

1.	The Preamble, Headings and Appendices as per the law

1.1	The preamble to this Contract and the declarations contained therein constitute an integral part hereof.

1.2	The appendices to this Contract constitute an integral part hereof.

1.3	The headings of this Contract are provided for the sake of convenience for reading and orientation only and no use is to be made thereof for the interpretation thereof.

2.	The Main principles of the transaction and declarations of the parties

2.1	The developer undertakes to continue to lease out the Property to the Lessee and the Lessee undertakes to continue leasing the Property from the Developer and all - under the conditions and consideration as stipulated in this Contract.

The Lessee undertakes that the use he shall make of the property shall be in concordance with the characteristics of the project and its level, an according to the provisions of this contract and the management contract, aforementioned in this contract.

2.2	The Lessee hereby confirms that he has not paid and shall not pay and did not undertake to pay the developer any key money whatsoever in relation to leasing the property under this contract, but shall pay the developer rent for the lease period.

2.3	It is hereby expressly agreed and stipulated that the provisions of the Protected Tenancy (Consolidated Version), 5732 - 1972 and/or any other law replacing it and/or supplementing it and/or amending any of the said laws and/or regulations pursuant to those laws shall not apply to the leasing of the Property to the Lessee under this Contract and that the lease under this Contract shall not be protected pursuant to those provisions in any form whatsoever.

2.4	The Lessee hereby declares that he is familiar with the Project area and the Land and also that he has examined such and knows all the details, conditions and circumstances, vis-à-vis the physical, legal, surrounding, planning and permitted uses in relation with the Land, the City Building Plan, the project, the building, the Property and the unit and that they are suitable for its requirements and objectives in all aspects and without limitation and that it has done so in such a matter that it hereby waves any claim for unsuitability or any other similar claim with reference thereto, except for the right to repair defects, as stipulated in this contract.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

3.	Reservation of developer’s rights in respect of the project

Subject to it that the Lessee shall not be prevented from making reasonable use of the property (and the Lessee’s equipment in the property) for the lease purposes and that comfortable access to the property shall not be denied, the following rights are reserved to the developer as stipulated in this section below in relation to the project:

3.1	The provisions of this Contract do not restrict the developer in its use, utilization, designation and planning of the land and do not vest any right in the Lessee towards the developer and/or towards others regarding the nature of the land, the applicable limitations, utilization, designation and planning, except for the express undertaking of the developer towards the Lessee under this Contract.

3.2

The developer holds the right to further build on the additional presently existing areas, as of date, in the Building and also to further add and build in the presently existing areas in the Building, whether such is prior to the delivery of possession in the Property to the Lessee or thereafter and all - without any limitation whatsoever on the part of the Lessee regarding the type, shape, location, size and planning of the areas and unit in the project (except in the property). The Lessee undertakes not to make any claim in relation to the Building or non building of any part of the Project in any of its stages.

3.3	Without prejudicing as such to the generality of the aforesaid, the Lessee hereby expressly confirms that it is aware that not all the building rights in the land have been realized and also that the developer is likely to to act to change the City Building Plans and increase the building rights on the land.

The Lessee, by signing on this Contract, grants its consent such that the developer shall act at its own discretion with the competent authorities in order to request and obtain an amendment and/or modification in the CBP, including in a manner of increasing the building rights and/or expansion of the permitted use, and hereby undertakes not to object to any amendment as stated in the CBP and to refrain from any act and omission that may prevent, postpone, delay, interfere or disrupt the amendment processes as stated in the CBP and/or the construction as per the CBP and/or according to the CBP amendment

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

3.4	Without such prejudicing the generality of the above said, the Lessee hereby expressly confirms that it is aware that the developer is likely to continue building in the project even after the delivery of possession in the Property to the Lessee.
The Lessee, by signing on this Contract, grants its consent to the execution of the full construction works required by the developer for the purpose of realizing its full construction rights in the Land - those presently existing and those as shall exist in the future - and that is despite the noise, nuisance, inconvenience and damage involved with such and undertakes to refrain from any act and omission that may prevent, postpone, delay, interfere or disrupt the performance of the building works. The developer, on his part, undertakes to repair any damage caused to the property as a result of the construction stated above.

3.5	Without prejudice to the generality of the above said, the Lessee hereby expressly confirms that it is aware that the developer is likely to continue building in the project even after the delivery of possession in the Property to the Lessee.
The Lessee, by signing on this Contract, grants its consent to the execution of the full construction works required by the developer for the purpose of realizing its full construction rights in the Land - those presently existing and those as shall exist in the future - and that is despite the noise, nuisance, inconvenience and damage involved with such and undertakes to refrain from any act and omission that may prevent, postpone, delay, interfere or disrupt the performance of the building works. The developer, on his part, undertakes to repair any damage caused to the property as a result of the construction stated above.

3.6	The Developer and/or anyone on its behalf shall be entitled at any time whatsoever to install and/or move through any part of the Land, the Building and the property, various installations and systems, including water piping, heating, electricity, drainage, sewage, channeling of water, gas, telephone and communication cables, air conditioning system and also erect pillars, and this is regardless of whether the aforementioned installations serve the property or if it serves other properties, and solely provided that such is carried out at reasonable times and coordinated in advance with the Lessee.

3.7	The Lessee will allow the developer and/or anyone on its behalf to enter the property even after delivering possession to the Lessee – and to perform all the works and actions that it shall require for the purposes of the project and to secure the extended rights that the project areas entail, including maintenance works and/or repairs and/or moving pipes and/or cables in pipes designated for that purpose, once or in parts or at different dates, as necessary, and only upon being coordinated in advance with the Lessee, and all – subject to being coordinated in advance with the Lessee.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

3.8	The developer may cause the registration of regulations for the condominium pursuant to Sections 62 and 63 of the Land Law and to include in it the same provisions designed to maintain the relations between unit owners in the building, engaging in the management agreement as mentioned in this Contract below, and the liabilities of unit holder in the project accordingly, and the arrangements and liabilities regarding maintenance and examination of the common property and the movement of piping and cables in the common property and determining the common property and the removal of parts from the common property and attaching it to the specific unit/s, easements, usage rights, parking, passages, reserving construction rights and henceforth, and all as required under the provisions of this contract and its appendices.

For the avoidance of doubt, the said regulations shall not impose any financial obligation and/or burden on the Lessee whatsoever which exceeds that as stipulated in this Contract and/or there under.

Chapter B: Objectives of the lease; Lease period; Adaptation of the property and delivery to the Lessee

4.	Objectives of the lease

4.1	It is hereby agreed and stipulated between the parties that the property shall serve the Lessee for the purposes of managing his business in the field of biotechnology.

4.2	It is explicitly clarified that the Lessee is not allowed to make other and/or additional use for the lease purposes other than that stated above unless the developer agreed to this in advance and in writing.

5.	Responsibility for licenses and permits

5.1	The Lessee undertakes to obtain all the required permits and licenses for the purposes stated in sub-section 4.1 above and the use that he is making of the property and to operate his business managed in the lease property for the leased purposes only and according to the conditions of the permits and licenses and subject to the provisions of any law.
For the avoidance of doubt, it is hereby agreed and declared that the full responsibility for the obtaining the licenses and permits, as stated above, is imposed upon the Lessee alone and the developer's consent to lease out the Property for the above said purposes shall not impose any obligation whatsoever on the developer towards the Lessee in this matter and the Lessee shall have no claim whatsoever against the developer in relation to this matter.
Notwithstanding the aforementioned, the parties have that agreed that is upon demand by the local authority from the developer, as owner of rights in the property, to sign on any document in order to allow the Lessee to get a business license, the developer shall sign on any document required as stated, on only that it shall not impose upon him responsibility, and/or any financial liability whatsoever beyond the required of him in this contract and/or respectively. In the event the developer signs on the document as stated, notwithstanding that this is required in writing by the Lessee, that non-issuance of the license as such shall not constitute a breach of the contract by the Lessee.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

5.2	Without prejudice to the other remedies available to the developer pursuant to the provisions of this contract, pursuant to any law, it is hereby expressly agreed that if the Lessee does not obtain a license and/or a permit as is required under any law and/or if the Lessee has not acted pursuant to the conditions required by law for the management of the business in the property and/or use it is making in the property(not due to any breach whatsoever by the developer), and any third party, including a governmental, municipal or other authority, acts against the developer and/or any of its directors, whether by approaching the courts or by the imposition of fines or in any other way available to it by law, the Lessee shall indemnify the developer and/or any of its directors, respectively, for the full expenses, consequences and damages caused to it and sustained by it including fines and attorneys' fees, and shall do so in 14 days upon demand n acting.

5.3	Notwithstanding the stated in sub-sections5.1 and 5.2 above, it is agreed that in the event that the Lessee is prevented from obtaining a license and/or permit that are required by any law due to circumstances not in his control and the obstacle is not removed within 45 days from the date the developer was informed in writing of this by the Lessee, the Lessee shall be entitled, in a written notice delivered to the developer at least 90 days in advance, to stop the lease, and that is – without constituting any kind of breach of contract by him. If in the stated event neither of the parties shall have any complaint against the other for the stated obstacle and/or for stopping the lease.

6.	Lease Period

6.1	The Lease period is hereby extended for another two years, i.e. commencing on 1.1.2009 until 31.12.2010 (Hereinafter: “The extended Lease period”).

6.2	The Lessee is hereby given a choice (Option) to extend the extended lease period for an additional three years i.e. commencing on 1.1.2011 until 31.12.2013 (Hereinafter: “The option period”).
The parties agree that extending the extended lease period as stated above shall be conducted automatically, unless the Lessee informs the developer in writing at least 120 days prior to this, according to which the Lessee is not interested in using the option right given to him.

6.3	The provisions of this contract shall apply on both the extended lease period and the option period and the term (lease period” in this contract means the extended lease period and/or the option period, respectively.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

6.4	At the end of the Lease period, or upon the legal cancellation of this contract, the Lessee undertakes to vacate the property and to return possession thereof to the developer with the Property being in the physical state as received from the developer, subject to reasonable and normal wear and tear despite the careful use of the property, and after all the actions have been performed that the property shall be delivered as stated clean, tidy whitewashed, orderly and free of any person and object belonging to the Lessee.
Notwithstanding the aforementioned, it is agreed that:

(a)	The Lessee is entitled to take from the property any equipment movable by nature and also furniture, even if affixed to the property and shall do so at his responsibility and expense and shall return the removal place to its normal state. The Lessee shall also be permitted to remove from the property all those changes and additions he made to the property and for which he received written consent from the developer to remove them at the end of the lease period, and only that he shall do so at his own responsibility and expense and return the removal place to its normal state.

(b)	If the developer is interested that the Lessee disposes of the additions and/or changes that the Lessee made to the property with written consent of the developer, the Lessee shall have to dispose of them and return it to its normal state at his own responsibility and expense.

6.5	The Lessee shall not be entitled to terminate the lease under this contract before the end of the Lease period. If the Lessee stops using the property and/or if it vacates the property before the end of the Lease period, the Lessee shall not be absolved from the fulfillment of its obligations under this contract, including its obligation to pay the developer the rental fees until the end of the lease period.

7.	Adaptation of the property for the lease purposes and additional works on the property

7.1	The Lessee shall be entitled to perform, under his responsibility and at his expense further internal works in the unit if required by him to prepare the property for the purposes of the lease (Hereinafter: Preparation works) and only if the developer agreed in advance and in writing to perform those works.
The Lessee undertakes that he shall perform the preparation works that the developer permitted him to perform in accordance and subject to regulations and requirements by the competent authority, including safety regulations, Civil Defense and fire department.
The developer shall refuse the implementation of works under the following conditions:

(a)	The Lessee shall provide the developer with the adaptation plans (Hereinafter: The adaptation plans) which shall correspond to the instructions provided by the project engineer and shall be at a suitable level that characterizes the project, all in a manner that shall ensuring that the performance of the works shall not harm the Building and/or its systems and/or the Building façade.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

(b)	If necessary, the plans shall be drawn on the computer with a software appropriate for this purpose

The developer shall give his approval to the adaptation works (and/or shall explain his refusal to approve in the event they do not correlate the provisions of this contract) within 14 days from the day they are submitted by the Lessee. The adaptation works approved by the developer as stated will be attached as Appendix 4A to this contract, and the Lessee will be permitted to begin the adaptation works Upon completing the adaptation works, the Lessee shall provide the developer plans that entail the works performed (plans AS MADE)

8.	Cancelled

9.	Cancelled

Chapter C: Rent

10.	Rental fees

10.1	The monthly Rental fees for the lease period are hereby determined as per the following amounts:

(a)	For the extended lease period, i.e. 1.1.2009 until 31.12.2010 – sum of 63,152 NIS + VAT, when they are linked to the index on the day of signing the contract.

(b)	In the event the extended lease period was extended, the rental fees for the option period, i.e. 1.1.2011 until 31.12.2013 in the sum of 69,469 NIS + VAT, when they are linked to the index on the day of signing the contract.

“Index” - For the purpose of this Contract shall mean the - the price index known as the consumer price index published by the Central Bureau of the Statistics or any other official index replacing it.

“Linked to the index on the date of the signing of the Main Contract” for the purpose of this Contact shall mean - that if on the actual date of payment the known index (Hereinafter: “The New Index”) is higher than the November 2008 index that was published on 15.12.2008, (hereinafter: “The Base Index”), the amount for payment shall increase relative to the difference between the New Index and the Base Index.

10.2	The monthly rental fee shall be paid for each calendar quarter in advance - the first of the months of January, April, July or October, each year, respectively.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

10.3	It is hereby agreed that the rental fees shall be paid at the developer’s address by 11 a.m. on the set payment date according to this contract, and only on a Banking day .If the agreed payment date is not a business day, as stated, then payment shall be postponed to the closest banking day.

10.4	It is hereby agreed that until another instruction is given by the developer, every payment under this Contract shall be made in two equal parts: One - in the favor of Rorberg Developers and Investors (1963) Ltd. into account no. 698001 at Bank Hapoalim Ltd., branch 609 and the second in favor of Tazor Development Ltd. Into account 13736 at Bank Hapoalim Ltd., branch 609.

10.5	In order to ease the collection of the rental fees, the Lessee shall deposit with the developer until 31.12.2008 checks for future rental fees for the year 2009 and shall also return and deposit adjacently before each calendar year thereafter (if he realized the option to extend the lease for the option period) , check for rental fees according to this contract for the following calendar year.

Once every quarter, or for a lengthier period, at the developer’s choice, an account shall be made of the difference for the Rental fees arising from changes to the Consumer Price Index from between the delivery date of the checks as stated above and the payment date and the said differences shall be paid to the developer within seven days of the developer’s demand.

For the avoidance of doubt, it is hereby clarified that the developer shall be entitled to present the checks mentioned at the heading of this sub-section for payment by the due dates, however only payment of the checks and the Rental fees differences, where required, as stipulated above, shall be considered as full payment of the Rental fees.

11.	Taxes, levies, expenses and various payments

11.1	In addition to the payment of Rental Payments and the other payments applicable to the Lessee under this Contract, the Lessee undertakes to pay the taxes, expenses and payments as follows:

(a)	All taxes, municipal rates and taxes, other mandatory payments and expenses applicable to the Property for the use and possession thereof including management fees, electricity, water, telephone payments and property taxes.

Insofar that the water and/or electricity connection to the unit is common with other units in the building, these cost will be divided among the various holders according to the common meters in such a manner that each holder shall pay part of the bill that correlates to the relative part of the inclusive area of the units as stated. If and when the developer acts and/or anyone on his behalf to install separate meters for this purpose, the Lessee undertakes to cooperate in this and with this rule to allow all actions required for this purpose in the unit.
It is explicitly agreed that the Lessee is not permitted to take advantage of an exemption from property tax for an empty property even if during the lease period he does not make use of the property and it remains empty, unless he received the developer’s approval in advance and in writing.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

(b)	Management fee as mentioned in chapter D and appendix D to this contract.

(c)	Insurance fee as mentioned in chapter D and appendix D to this contract.

(d)	All the payments and expenses for permits and licenses for the Lessee’s use of the property as stated in chapter B to this contract.

(e)	A relative part, in accordance to the ratio of the unit to the collective area of the units on the floor and/or building, accordingly and according to the determined by the Management company or the competent authority, respectively, in payments of taxes, property tax and/or other expenses for the common property area, including the protection spaces on the floor and/or the building respectively that possession was not passed to a third party whosoever and/or for use of water in the common property and/or similarly, insofar as these payments and expenses are not included in the tax on the property and/or management fee and/or any other payment mentioned above.

(f)	Billboard expenses for the unit, in a general frame of the building.

(g)	Value added tax applicable to each payment applies to the Lessee according to this contract and at the rate by law on the payment date of each payment.

11.2	All other compulsory payments and/or applicable taxes and/or taxes to be applied in the future and which apply to and/or shall apply, by Law, or by the nature thereof, to the owners shall be paid by the Developer whilst those which apply and/or shall apply, by Law, or by the nature, to the holders of possession, shall be paid by the Lessee.

11.3	The payments indicated in this Section above, where no payment date has been stipulated, shall be paid to the Developer within 7 days from the demand date, to the competent authority, immediately upon first demand from that authority and/or at the date as determined under any Law; and to any other entity - at the time as demanded by it and/or by the Developer and/or pursuant to that agreed upon between them.
The Lessee shall provide the Developer, at the payment dates of the Rental fees, with copies of the receipts testifying to the execution of the above said payments.

11.4	The parties agree that the Developer may, but is not obligated to make the payments, fully or partially, instead of the Lessee and that is – if this about a debt whose non-payment may delay the developer from fulfilling his commitments or harm another righteous interest of the developer and/or the management company, and only if the developer gave the Lessee reasonable advance time under the circumstances an opportunity to himself pay, and if not paid it himself.
The Lessee shall repay the amount that the developer paid which he himself did not – immediately upon first demand, whilst bearing indexation differentials and interest by law, from the actual payment date by the developer and until the demand date.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

Chapter D: maintenance, Insurance and Management

12.	Maintenance of the property and repair of defects

12.1	Subject to the provisions stipulated in this contract, the developer undertakes to repair any defect and irregularity resulting from defective construction and/or using defective materials during construction, and that were revealed during the lease period (Hereinafter: The defects) and that is – under express condition that the Lessee informed the developer in writing upon discovering the above defect demanding their repair and gave the developer fair chance to repair them.
Repair of the stated defects shall be done within reasonable time (considering the nature of the defect, season in the year and the developer’s work plan) receives the Lessee’s written notice regarding the defect.
If the repair was not done as stated – the provisions of section 15.8 below shall apply.

12.2	The Lessee undertakes to allow the Developer, its workers and agents, including developers and sub-developers on behalf of the Developer to examine the faults, to carry out the repairs in the Property and/or other properties in the Building, and also to enter into the Property for the purpose of the installation and/or transfer of equipment to the holders of other properties in the Building. The Lessee hereby waives any claim and/or demand which it might have in connection with the time for the execution of the aforementioned actions or in connection with the inconvenience, if any has been caused to it as a result of such, even if such relates to another property in the Building and the execution thereof is done, fully or partially, from the Property or in the external walls of the Property, and provided that the Developer has executed the above work at reasonable times after prior coordination with the Lessee and without such harming the Lessee’s reasonable use of the Property and/or the Lessee’s use of the equipment in the Property and the Developer shall act to the best of its ability in order to limit the inconvenience which might be caused to the Lessee due to the execution of the above said actions.

12.3	The Lessee shall not be entitled to rely on a disparity, if any, if he has not provided the Developer with a fair opportunity to examine and repair such. Similarly, if the Lessee does not allow the execution of the repairs, such shall be considered as an absolute waiver on the part of the Lessee for the execution of the repairs and of any other legal measure regarding the disparity.

12.4	It is agreed that the Developer shall not be liable for the repairs of faults which have arisen from and/or have worsened due to an incorrect or careless or unacceptable or not in accordance with the Lessee’s obligations act and/or omission according to this contract in the property and/or common property, whether by the Lessee or by another who is not acting on behalf of the Developer including those caused as result of absence of performing maintenance work and/or inspection of the property and/or as a result of faulty maintenance work by the Lessee and/or other holders in the building and/or those on their behalf.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

12.5	It is agreed that the Developer shall not be responsible for the quality of the additional work executed and/or to be executed in the Property unless the Developer has provided his written consent for the execution of the changes regarding the Additional Work and the Additional Work was carried out by the Developer.

12.6	Not to diminish from the developer’s full responsibility to repair faults as stated above, the developer is entitled to provide the Lessee or endorse in his favor and undertaking of repairs and/or warranty certificate, insofar as received from the contractors and/or suppliers and/or manufacturers and/or service providers regarding any work whatsoever performed in the building and/or property and/or an installation and/or any product supplied by them.
An irregularity was discovered for which the Lessee received a commitment for repair and/or warranty certificate, the Lessee shall approach the contractor or supplier or manufacturer or service provider, respectively, to repair it and shall send the developer a copy of each approach as stated.

12.7	Except for the stated in this contract, contractual responsibility and/or another liability whatsoever shall not apply to the developer according to this contract regarding any faults above and/or any other faults, and the less shall not have any rights regarding them.
In any event, the developer shall not be responsible for indirect damages incurred by the Lessee as a result of the irregularity and/or performance of repairs to conceal.

12.8	The Lessee undertakes to repair, upon first demand of the Developer, any breakdown or damage caused to the Property as a result of an action of the Lessee which exceeds the reasonable and cautious use on the Lessee’s behalf or an illegal omission on the Lessee’s part (including for that stipulated in subsection 12.4) but excluding as a result of wear and tear which is not due to reasonable use. Where no such claim has been made, then such repairs shall be carried out within a reasonable time before the vacating date in such a manner so that the repair is completed by no later than 7 days before the vacating date. If the repair is of the sort of repairs which must be executed urgently, then such shall be done by the Lessee immediately.
Where the said repair has not been executed, the Developer and/or anyone on its behalf may carry out the repair at the Lessee’s expense, without derogating from ny remedy which the Developer may request in such a case, in addition to the Repair expenses.

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Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

12.9	The Lessee undertakes, throughout the Lease period, to comply with all provisions of any Law relating to the management of the business in the Property, not to hold any equipment, material or object in the Property or its surroundings which is likely to cause any damage whatsoever and/or which may be of tangible danger as well as to fulfill the provisions of any Law of any competent authority connected with the fire extinguishing arrangements and procedures, as well as those of the Home Front Command, safety and security procedures as well as hygiene procedures.

12.10	If the property area includes areas designated to serve as floor protection areas (Hereinafter: FPA), during emergencies, the Lessee undertakes, without having to diminish from the remaining provisions of this contract, that he shall maintain the FPA in accordance with the instructions of the home front command / HFC, and will clear it os, as required and according to the instructions of the competent authorities, all movables, and that is – in order that he and the other holders in the building can make use of the FPA as designated during an emergency.

12.11	The Lessee shall manage its business and shall make use of the Property without disturbing the other neighbors in the building.

12.12	The Lessee undertakes to refrain from acting - or allowing others to act – or omitting in the Property anything which might impose any liability whatsoever on the Developer for damages towards a person and/or property.

12.13	The Developer and his proxies shall have the right, at reasonable times, to enter into the Property in order to ascertain that the Lessee is fulfilling its obligations pursuant to the terms and conditions of the Contract and/or in order to present the Property before potential tenants or buyers and/or in order to undertake those actions and those means as determined in this Contract or under any other Law and which require the said entry into the Property.
The entry into the Property shall be done with prior coordination with the Lessee and the Lessee undertakes not to prevent the Developer, or those acting on his behalf, to have the free access as stated.

13.	Liability and Insurance

13.1	The Lessee shall be responsible for any loss, harm or damage, of any kind whatsoever, to body and/or property that shall be caused to the developer and/or the management company and/or their employees and/or anyone on their behalf and/or any third party, that shall be caused to them as a result of an act and/or omission by the Lessee and/or his employees and/or anyone on his behalf and/or any of his customers and/or suppliers, including loss, harm or damage as stated that shall result from the state of the property insofar as the Lessee is responsible for it according to this contract and any law.
Without derogating from the aforesaid and the Lessee liabilities, the Lessee shall prepare insurances as stated below, the Lessee undertakes to take all the steps necessary to cancel any approach made to the developer and/or anyone on his behalf and any claim made against the developer and/or anyone on his behalf in relation to the damage that the Lessee is responsible for as stated above and to indemnify the developer upon his first demand for any damage caused to him and any amount that she shall expend for the demand and/or claim as stated, including – but without derogating for the aforementioned – legal fees and attorney fees.

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

13.2	The Lessee undertakes to act in accordance with the provisions of the Insurance Appendix of this Contract and to provide a required certificate there under by the Delivery of Possession Date and Delivery of Possession term.

14.	Managing Contract

14.1	The Lessee signs at the time of the signing this contract on the insurance appendix attached to this contract as Appendix C (Hereinafter: “The insurance appendix”) and also with the Management Company contract attached to this contract as Appendix D (Hereinafter: “The Management contract”) and undertakes to comply with their provisions, in a manner that breach of any of their provisions shall also constitute a breach of the lease contract.
The Lessee signature on the management contract shall be considered as a irrevocable offer on his part towards the Ramot-Mada’im maintenance and management Ltd management company that deals in providing management services for the project (Hereinafter: “The Management company”) and that is – until the management contract is signed by the management company as well.

14.2	In the event that the engagement with the management company ceases, in accordance with the provisions of the management contract, the Lessee undertakes to sign the contract with the wording of the management company with the new management company that shall be appointed to provide services in the project (Hereinafter: “The new Management company”)

14.3	It is agreed that if the Lessee is required by the Management Company to provide the deposit as defined in the Management Contract, shall apply to the Developer, under the Lessee, the requirement to provide the deposit as stated to the Management Company – except in the event when the Lessee is in a status of breach of the management contract towards the Management Company.

Chapter E: breaches and securities

15.	Breaches and securities

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

15.1	All the remedies and reliefs under this contract, unless explicitly noted otherwise, do not derogate from any right, grounds, remedy or relief that the harmed party is entitled to from the breach, by any law and they are accrued.

15.2	The provisions of sections 2, 3, 4, 6, 10, 11 and 16 to this contract are fundamental provisions whose breach or breach of any of them shall be considered as a fundamental breach of the contract.

15.3	The Lessee breached any of the obligations according to this contract and did not correct the breach within 30 days from the day that he was given notice to correct the breach, he shall be required to pay the developer agreed and pre-set compensation in the amount that equals monthly rental fees according to the provisions of chapter C to this contract.

15.4	The Lease period has ended, or in any event of the cancellation of this Contract by Law, due to the breach thereof by the Lessee and where the Lessee has not vacated and/or delivered possession of the Property to the Developer, free of any person and pursuant to the terms and conditions of this Contract, then in addition to the stated in sub-section 15.3 above, the Lessee shall pay the Developer for each day of arrears in the said vacating, arrears fees at the rate 200% of the relative daily Rental fees according to chapter C to this contract.
For the avoidance of doubt, it is clarified that the arrears as stated above are instead of the rental fees and do not have any rental fees added to it, that then the lease period ended.

15.5	Cancelled

15.6	The parties hereby declare that the compensation amount stipulated in sub-sections 15.3 and 15.4 above is based on a good faith evaluated estimation of the parties regarding the anticipated damage to the Developer during the normal course of affairs as a result of the breach of contract by the Lessee, whether by delay in returning possession on the due date or by shortening the lease period or any other manner, shall not prejudice any other or additional relief to which the Developer is entitled by any Law.
It is hereby agreed that the above said shall not release the Lessee from its undertakings to vacate the Property at the end of the Lease period and/or to grant any right to the Lessee to further hold the Property against the payment of the agreed compensation and/or in order to constitute a waiver on the part of the Developer on any of the Developer’s rights and/or to prejudice a right of the Developer to receive any additional remedy and relief including the eviction of the Lessee from the Property.

15.7	The developer was late in handing over possession to the Lessee, under circumstances which as stipulated in this contract constitutes a breach by the developer, the Lessee shall be entitled not to pay the rental fees for the delay period and also shall be entitled to receive from the developer, within 14 days of his written demand –as set, agreed and estimated in advance compensation – for every day’s delay (beyond the stated by law under this contract) compensation at the rate of 50% of the relative daily rental fee according to chapter C under this contract.
It is agreed that the Lessee shall not be entitled to any other and/or additional relief, for the delay in delivery of possession of the unit does not go beyond 90 days.

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

15.8	Should any disparities be discovered in the Property that the developer is to repair under this contract, then the Lessee shall be entitled to relief for the breach, i.e. – repair of disparities, only, unless it is agreed between the parties to a monetary compensation.
If the Developer has done nothing to repair the disparity that he has to repair as stated in section 12 above, the Lessee shall be entitled, after informing the developer in writing, to repair it himself, and in such a situation, the developer shall have to repay the Lessee the reasonable costs of the repair as stated and that is – within 7 days from the Lessee’s written demand.
In any event, it is explicitly agreed that the developer shall not be responsible for indirect damages that shall be incurred by the Lessee from a physical fault whatsoever in the property and/or as a result of performing the repair to it.

15.9	It is explicitly agreed that the Lessee is not allowed to deduct any amount from the rental fee, the management fee and from any other monetary amount that he owes the developer and/or the management company under this contract, unless the developer agreed to it (and in the matter of management fees – also the consent of the management company) in advance and in writing.

15.10	Any amount which the Lessee owes and which the Lessee has not paid by the due date, shall bear linkage differences to the Index and linked interest during the arrears period at the rate of 9% per annum or arrears interest at a rate customary at Bank Discount Ltd. for approved overdraft facilities in current accounts (for an ordinary and not preferred customer) plus 4% per annum at the election of the Developer without diminishing any other remedy available to the Developer pursuant to the this Contract or under any Law.

It is hereby clarified that with respect of any payment for a debt which has been paid by the Lessee to the Developer in connection with this Contract, such shall be credited to the Lessee commencing with the expenses and afterwards the interest, linkage differences and agreed compensation (liquidated damages) and the balance shall be credited on account of the principal. If any balance remains of the principal, this shall also bear linkage and interest differences accordingly and the provisions of this section shall also apply with respect of the making of these payments and so on and so forth.

The provisions of this sub-section shall apply in the changes required under this, on the amounts that the developer has to pay the Lessee.

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

16.	Guarantees

16.1	It is agreed that the guarantees given by the Lessee in order to guarantee its undertakings under the previous contracts shall also serve for the securing of its undertakings under this Contract.
At the Lessee’s request, the developer shall cooperate with the Lessee to convert all the bank guarantees that were delivered to the developer with a substitute bank guarantee of equivalent value.

16.2	It is explicitly agreed between the parties that the exercising and/or redemption of the note and/or its submission for execution at the execution office or its submission in a claim there under and/or the exercising of the bank guarantee shall not prejudice the Developer’s right to claim and to receive any other additional alternative relief of any sort whatsoever against the Lessee, for the collection of those amounts in excess of the amount to be realized as stated, and only that the developer shall not collect beyond what is due under the law.

16.3	The developer return the guarantee documents given to him as stated after the Lessee vacates the property and handing over possession to the developer in accordance with the provisions of this contract, and subject to it that the Lessee fulfilled all his obligations under this contract and delivered to the developer copies of the receipt for all the payments, that he has to bear for use and holding the property for the whole lease period.

In witness thereof the parties have signed on the aforementioned date:

[stamp and signature]	[stamps and signatures]

Rosetta Geonomics Ltd.	Tazor Development Ltd.

Private Company 512921388	Rorberg Contractors and

Investments (1963) Ltd.

/s/ Signature illegible	/s/ Signature illegible
The Lessee	The Contractor

__________________________________________	_______________________
Rorberg Contractors and Developers (1963) Ltd.	Tazor Development Ltd.

Lease Contract

(unprotected tenancy)

Executed in Tel Aviv on the 15th of August, 2012

- BETWEEN –

1. Rorberg Contractors and Investments (1963) Ltd.

Company number 51-041126-7

2. Tazor Development Ltd.

Company number 51-196201-1

Both, for the purposes of this contract, at the following address:

Rorberg Contractors and Investments (1963) Ltd., 9 Bonei Hair St., Tel Aviv (hereinafter: The Entrepreneur)

On one hand

- AND –

Rosetta Genomics Ltd.

Company number 51-292138-8

Of 10 Flaut St., Rabin Park, Rehovot

(hereinafter – The Lessee)

On the other hand

Whereas:

A.	The parties have mutually engaged, on 31.12.2008, in an unprotected tenancy lease contract (hereinafter – The Original Contract), according to which a unit was leased to the Lessee at the third floor, as well as parking spaces, in a building known as “Madaim 1 building” in Rabin Park, Rehovot (hereinafter, respectively – The Original Unit and The Building), all as described in the Original Contract, its appendices and supplements;
B.	The parties have also mutually engaged, on 23.1.2012, in an unprotected tenancy lease contract (hereinafter – The Preceding Contract), according to which, instead of the Original Unit and parking spaces the Lessee had leased from the Contractor pursuant to the Original Contract, the Lessee had now leased from the Contractor a unit at the fourth floor of the Building, as marked in the scheme attached as appendix A to the Preceding Contract (hereinafter – the Preceding Unit), as well as ten parking spaces, which were marked 37 to 46 in the scheme attached as appendix B to the Original Contract (hereinafter – The Original Parking Spaces);

C.	The lease period, pursuant to the Preceding Contract, expires on 31.1.2013, subject to an option granted to the Lessee, to extend it for a further year;
D.	The Lessee wishes to lease, instead of the Preceding Unit, the area at the second floor of the Building, which is outlined by an orange line in the scheme appended as Appendix A to this contract (hereinafter – The Alternative Unit), as well as a floor protected space (ממ"ק) next to the Alternative Unit, which is painted yellow in the Appendix A scheme (hereinafter – the Floor Protected Space). The Lessee further wishes to add to the property leased to him from the Entrepreneur, the parking spaces marked 128, 129, 130, 131 and 142 in the scheme attached as appendix B to the Original Contract (hereinafter – the Additional Parking Spaces), in addition to the Original Parking Spaces. The Lessee further wishes to extend the term of the lease, as concerns the Alternative Unit, the Floor Protected Space, the Original Parking Spaces and the Additional Parking Spaces, to a period of about five years, as described in this contract below;
E.	The area of the Alternative Unit (not including the Floor Protected Space, whose area is about 25 sqm.) is, for the purposes of this contract, 438 sqm. The area of the Alternative Unit for that matter is its net area, multiplied by a factor of 1.2 in respect of public areas. The net area of the Alternative Unit is its floor area, including under columns and walls which are included in the Alternative Areas, including external walls surrounding it; regardless of the aforementioned, only half of the areas under the separating partitions, which separate between the Alternative Unit and the units next to it, are taken into account.
F.	The Contractor has answered the Lessee’s request favorably – subject and in keeping with the terms and conditions of this supplement;

The parties therefore agree as follows:

1.	The introduction to this contract is a fundamental and inseparable part thereof.
2.	Handing over the Alternative Unit, the Floor Protected Space and the Additional Parking Spaces; preparatory works

2.1	The Alternative Unit shall be handed over to the Lessee at its current condition, as of the signing of this contract (AS IS), subject to the provisions of subsections 2.1a-c below, and that no later than 2.9.2012. In addition, the Contractor shall allow the Lessee access to the Alternative Unit for planning purposes, as of the signing of this contract.

The Floor Protected Space shall be handed over to the Lessee no later than 12.9.2012.

The Additional Parking Spaces shall be handed over to the Lessee on 2.9.2012.

2.1a	Until 2.9.2012, the Contractor shall have the workstations located in a “clean room” in the Alternative Unit removed.

The Lessee shall demand in writing from the Entrepreneur, within 4 days of signing the contract, the removal of any movable equipment he finds in the apartment. The Contractor shall then see to its removal.

Should equipment as mentioned above fails to be removed by 2.9.2012, the Lessee shall be entitled to remove it on his own, and to charge the Contractor with the actual removal costs of that equipment, so long as he informs the Contractor of the fact in writing at least two business days beforehand.

2.1b	The Contractor shall have the management company install new smoke detectors in the apartment, in keeping with the applicable standard and according to specifications which would be included, for that matter, in the preparatory plans to be approved by the Contractor pursuant to the provisions of article 2.2 below, all – during the implementation period of the preparatory works as defined hereunder, in coordination between the Entrepreneur, the management company and the Lessee.

2.1c	The Contractor is responsible for verifying the serviceability of the automatic fire extinguisher in the main distribution board, and its compliance with the applicable standard, and in case of defective equipment and/or noncompliance with the standard – for repairing or replacing the fire extinguisher, so as to bring about compliance with the standard.

2.2	The Lessee shall carry out, at his own responsibility and expense, internal works in the Alternative Units, in order to prepare it to the purpose of the lease (hereinafter – The Preparatory Works), provided that he receives the Entrepreneur’s prior written consent to the performance of these works, and has made construction works insurance for that matter, as indicated by the provisions of chapter A to appendix C of the Original Contract.

The Contractor shall not refuse the Preparatory Works by the Lessee, should the following conditions obtain:

(a)	The Lessee provides to the Contractor plans for the Preparatory Works (hereinafter – the Preparatory Plans), at a standard which matches the character of the project, all, so as to guarantee that the Works would not harm the Buildings and/or its systems and/or its external appearance;

(b)	The Plans shall be drawn using a computer software adequate for this purpose;

(c)	The Plans shall include an architectural implementation plan: a safety plan approved by the fire brigades, as well as air conditioning, electricity, plumbing and communication implementation plans, which would be coordinated with the architectural plans (the Lessee would be responsible for the aforementioned coordination).

The Contractor shall approve the Preparatory Plans submitted to him (and/or shall explain his refusal to grant approval, in case the Plans do not comply with the provision of this supplement) within 10 days of having received them from the Lessee. The Preparatory Plans to be approved by the Contractor as mentioned above, shall be appended as Appendix B to this contract, and the Lessee will be entitled to commence implementation of the Preparatory Works upon approval of the Preparatory Plans.

Regardless of the aforementioned, the Contractor shall not delay his approval to the Preparatory Plans even in the absence of a safety plan approved by the fire brigades, subject to the Lessee’s pledge to provide a copy thereof to the Entrepreneur, no later than the starting date of the Lessee’s business activity at the Alternative Unit.

Inasmuch as the Lessee is precluded from presenting a safety plan, approved as mentioned above, by the fire brigades, because of missing sprinklers in the Building, this shall not be seen as breach of the contract by any of the parties towards its counterpart, so long as the Lessee will have provided the Contractor with a safety plan as mentioned above, signed by a safety consultant, with adequate clarification over this point.

Upon completion of the Preparatory Works, the Lessee shall provide the Contractor with plans presenting the works performed (plan AS MADE, edited using the AutoCAD software), both on paper and on disc.

2.3	It is clarified, for the avoidance of doubt, that the Entrepreneur’s approval as provided in subsection 2.2 above, does not constitute a confirmation to the effect that the plans are adequate to their purposes, or a confirmation that they meet the requirements set forth in standards and by the authorities. It certainly does not replace certification by consultants and/or experts, where such is required, in case it is required, by the authorities.

2.4	Subject to the aforementioned regarding the Preparatory Works to be conducted by the Lessee, the Lessee undertakes to refrain from introducing any changes or additional construction into the property or out of it throughout the lease period, except by the Entrepreneur’s prior written consent, and subject to receiving the required permits and licenses from the competent authorities.

2.5	For the avoidance of doubt, it is expressly clarified that the Preparatory Works mentioned above, to be implemented by the Lessee, shall not be seen as key money and will not entitle the Lessee to any payment from the Entrepreneur.

2.6	The Contractor shall not object to the Lessee connecting, at the Lessee’s own responsibility and according to the management company’s instruction, the Unit’s electricity infrastructures, including the infrastructure for the laboratory area, to the Building’s emergency generator, subject to the Lessee bearing the costs of the aforementioned connection, as well as a correct pro-rated part of the handling costs and of the generator usage, and that the required output does not exceed 30 KVA, all – according to the management company’s instructions.

3.	Return of possession of the Preceding Unit

3.1	The Lessee undertakes to vacate the Preceding Unit and return possession thereof to the Entrepreneur, no later than 15.11.2012, free of any person or object belonging to the Lessee, and pursuant to the provisions of subsection 6.4 to the Original Contract and article 10 to the Preceding Contract.

3.2	Notwithstanding the provisions of subsection 3.1 above, it is agreed that the Lessee may delay in vacating the Preceding Unit, but not beyond 30.11.2012, without it being considered as breach of the contract towards the Entrepreneur, so long as the following cumulative conditions are met:

(a) The Lessee notifies the Contractor in writing, no later than 1.11.2012, of the delayed evacuation date, between the 16th and the 30th of November 2012 (hereinafter – The Delayed Evacuation Notice) and return possession of the Preceding Unit to the Contractor at the delayed date, which would be indicated in the Delayed Evacuation Notice, at the condition described in subsection 3.1 above.

(b) The Lessee shall pay to the Entrepreneur, when delivering the Delayed Evacuation Notice, an amount in NIS equal to the number of delayed evacuation days multiplied by NIS 559 + VAT, linked to the index pursuant to the provisions of article 7 to the Preceding Contract (the base index – the October 2011 index), plus VAT.

4.	Extending the lease period and updating the rental fees

4.1	The lease period between the parties is hereby extended for a period ending on 31.10.2017.

4.2	The monthly rental fees in respect of the lease period up to 1.9.2012 shall remain unchanged, that is to say – NIS 19,920 + VAT, linked to the index pursuant to the provisions of article 7 to the Preceding Contract (the base index – October 2011 Index).

4.3	The monthly rental fees in respect of the lease period from 2.9.2012 and until 14.11.2012, shall amount to NIS 21,655 (note: calculated as follows: the amount indicated in subsection 4.2, plus NIS 347 for an additional parking space, multiplied by 5) + VAT, linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index).

4.4	The monthly rental fees in respect of the lease period from 15.11.2012 onwards, shall be fixed at NIS 33,424 (note: calculated as follows: NIS 63 per sqm. In respect of 438 sqm, plus NIS 945 in respect of the Floor Protected Space, plus NIS 315 per parking space, multiplied by 10, plus NIS 347 per additional parking space, multiplied by 5) + VAT, linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index).

5.	Options to add a unit and parking spaces

5.1	The Lessee is hereby granted an option to add to the property being leased to him pursuant to this contract, as of 7.2.2014, the area at the Building’s second floor, which is outlined by a green line in the scheme attached as appendix A to this contract (hereinafter – the Additional Unit), as well as three parking spaces, which are marked in the scheme attached as appendix B to the Original Contract as parking spaces 118, 119 and 120 (hereinafter – the Attached Parking Spaces), which are leased at the signing of this contract to D. Schatz Engineers Ltd. (hereinafter – The Neighboring Lessee), for a lease period which expires on 6.2.2014.

5.2	The Lessee, should he wish to exercise the aforementioned option, shall inform the Contractor of this fact by written notice (hereinafter, in this subsection – the Realization Notice) to be delivered to the Contractor until and no later than 6.8.2013.

Should a Realization Notice be delivered as mentioned above, the Additional Unit and the Attached Parking Spaces shall be added to the property leased to the Lessee, at the date of evacuation by the Neighboring Lessee, at the AS IS condition as of that date.

The Lessee shall perform, at his own responsibility and expense, internal works in the Additional Units so as to prepare it for the purpose of the lease. The provisions of article 2 above shall apply to this, mutatis mutandis.

It is clarified for the avoidance of doubt, that in case of a delay as mentioned above, in evacuating the Neighboring Lessee, the Lessee shall be exempt for rental fees in respect of the Additional Units and the Attached Parking Spaces, for the duration of the aforementioned delay period.

5.3	The monthly rental fees described in article 4 above, shall be supplemented, in case the option mentioned in subsection 5.1 above is exercised, with rental fees in respect of the Additional Unit, amounting to NIS 11,121 (note: calculated as follows: NIS 63 per sqm. in respect of 160 sqm + 347 X 3 in respect of the parking spaces) + VAT, linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index).

5.4	The Tenant is hereby granted an option to add to the property being leased to him pursuant to this contract, at any time, additional unroofed parking spaces at the Building yard, subject to the Contractor actually having such parking spaces, available to be leased.

The Lessee, should he wish to exercise the aforementioned option, should inform the Contractor of this fact by written notice (hereinafter, in this subsection – the Realization Notice) to be delivered to the Contractor until and no later than the end of the calendar month preceding the calendar month preceding the month in which the Lessee wishes to receive additional parking spaces. Should a Realization Notice be delivered as mentioned above, the Contractor shall let the Lessee know whether he has parking spaces available for lease as mentioned above. In case and inasmuch as the Contractor has such available parking spaces for lease, he shall describe their location in a notification to be handed over to the Lessee within 30 days of having received the Realization Notice. The lease period in respect of these shall commence on the first day of the following calendar month.

5.5	The monthly rental fees described in article 4 above, shall be supplemented, in case the option described in subsection 5.4 above is exercised, by rental fees in respect of each aforementioned additional parking space, amounting to NIS 347 + VAT, linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index).

6.	General provisions and update of amounts

6.1	The guarantees given by the Lessee, to warrant for his commitments pursuant to the main contract, shall also serve to warrant for his commitments pursuant to this supplement.

6.2	The Lessee additionally undertakes to furnish the Contractor with an additional bank guarantee, beyond the bank guarantee mentioned in article 9 to the Preceding Contract, which would amount to NIS 63,198 (Note: respective of the monthly rental fee differential between subsections 4.2 and 4.4 above, in respect of four months of lease), linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index), and that – within 14 days of the signing of this contract, and as a precondition to starting the Preparatory Works at the Alternative Unit.

6.3	In case the option mentioned in subsection 5.1 above is exercised, the Lessee shall increase the bank guarantee amount indicated in subsection 6.2 above, by an amount of NIS 52,046 (Note: respective of the monthly rental fees in respect of the Additional Unit, for four months of lease), linked to the index pursuant to the provision of article 7 to the Preceding Contract (the base index – the October 2011 index), and that – by 1.1.2014 and as a precondition to starting the Preparatory Works at the Additional Unit.

6.4	All of the provisions of the Original Contract, except for the changed indicated by the provisions of this contract, shall apply to the parties without exception, also for the lease of the Alternative Unit, the Floor Protected Space and the Additional Parking Spaces pursuant to this contract, and also to the lease of the Additional Unit, the Attached Parking Spaces and the parking spaces mentioned in subsection 5.4 above, in case the respective option(s) is (are) exercised pursuant to this contract.

In witness thereof the parties have signed on the aforementioned date:

[stamp and signature]	[stamps and signatures]

Rosetta Geonomics Ltd.	Tazor Development Ltd.

Private Company 512921388	Rorberg Contractors and

Investments (1963) Ltd.

/s/ Signature illegible	/s/ Signature illegible
The Lessee	The Contractor

Second floor plan

[stamps and signatures]

Rosetta Geonomics Ltd. Private Company 512921388

Tazor Development Ltd.

Rorberg Contractors and Investments (1963) Ltd.